Exhibit 5.1

+44 20 7418 1300 davispolk.com	Davis Polk & Wardwell London llp 5 Aldermanbury Square London EC2V 7HR

14 July 2023

Barclays Bank PLC
1 Churchill Place
London E14 5HP
England

Dear Sir or Madam

Issuance of Global Medium-Term Notes, Series A pursuant to an Indenture dated 16 September 2004

We have acted as advisers as to English law to Barclays Bank PLC, a public limited company organised under the laws of England and Wales (the “Bank”), in connection with the issuance by the Bank, from time to time, of Global Medium-Term Notes, Series A (the “Notes”) pursuant to an indenture dated 16 September 2004 between the Bank and The Bank of New York Mellon (formerly the Bank of New York), as trustee, as supplemented by a supplemental indenture (the “Supplemental Indenture”) dated as of 22 February 2018 (as so supplemented, the “Indenture”). The Bank filed a registration statement on Form F-3ASR (the “Registration Statement”) on 23 May 2022 with the United States Securities and Exchange Commission (the “Commission”) for the purposes of registering, under the United States Securities Act of 1933, as amended (the “Securities Act”), the Notes to be issued, from time to time, pursuant to the Indenture (the “Transaction”).

This opinion is confined to matters of English law as at the date of this opinion, and this opinion and any non-contractual obligations arising out of or in relation to it are governed by and shall be construed in accordance with English law. Accordingly, we express no opinion with regard to any system of law other than English law as currently applied by the English courts. To the extent that the laws of any other jurisdiction may be relevant, we have made no independent investigation thereof and our opinion is subject to the effect of such laws.

By accepting this opinion you irrevocably agree and accept that the courts of England shall have exclusive jurisdiction to hear and determine any dispute or claim arising out of or in connection with this opinion or its formation, including without limitation, (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion and (ii) any noncontractual obligations arising out of or in connection with this opinion.

We assume no obligation to notify you of any future changes in law, including any changes occurring as a result of the United Kingdom withdrawing from the European Union, which may affect the opinions expressed herein, or otherwise to update this opinion in any respect.

Davis Polk & Wardwell London LLP is a limited liability partnership formed under the laws of the State of New York, USA and is authorised and regulated by the Solicitors Regulation Authority with registration number 566321.
Davis Polk includes Davis Polk & Wardwell LLP and its associated entities

Barclays Bank PLC

Opinions

On the basis of our examination of the documents listed in Schedule 1 to this opinion and the other matters referred to above, and subject to the assumptions set out in Schedule 2 to this opinion, the qualifications set out in Schedule 3 to this opinion and any matters not disclosed to us, we are of the opinion that:

1.	Corporate existence. The Bank is a company that has been duly incorporated in Great Britain and registered in England and Wales.

2.	Corporate power. The Bank has the requisite corporate capacity to issue the Notes.

3.	Corporate action. When each Note is (i) authorized and executed as provided for in the approval by the Chief Finance Officer of the Bank on 18 May 2022 (the “May 2022 Written Approval”), being the document that we examined, as referred to in paragraph 4(f) of Schedule 1 to this opinion, and (ii) executed in accordance with the Indenture, being the document that we examined, as referred to in paragraph 1 of Schedule 1 to this opinion, the Bank will have duly authorized and executed the Notes.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Bank on the date hereof and its incorporation by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, if a pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Bank with the Commission on the date of this opinion or on a future date and the pricing supplement contains a reference to Davis Polk & Wardwell LLP’s reliance on our opinion, this consent shall apply to such reference to us and our opinion.

Yours faithfully

/s/ Davis Polk & Wardwell London LLP

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Barclays Bank PLC

SCHEDULE 1

DOCUMENTS EXAMINED

For the purposes of this opinion, we have examined the following documents entered into in connection with the Transaction:

Transaction Document

1.	The Indenture;

Corporate Documents

2.	a copy of the certificate of incorporation and certificate of incorporation on change of name and re-registration as a public company in respect of the Bank (the “Certificates of Incorporation”), disclosed in the Company Search referred to in paragraph 8 of Schedule 2 to this opinion;

3.	a copy of the articles of association of the Bank adopted on 8 June 2021 (the “Articles”), disclosed in the Company Search referred to in paragraph 8 of Schedule 2 to this opinion;

4.	a copy of a certificate of the Bank Assistant Secretary (the “Secretary’s Certificate”) given on 14 July 2023 having attached to it:

(a)	a copy of an extract of the minutes of a meeting of the board of directors of the Bank held on 14 April 1994 (the “1994 Board Minutes”) which established the Fund Raising Committee of the board of directors (the “Fund Raising Committee”);

(b)	a copy of the written resolutions of the Fund Raising Committee passed on 16 September 2004 (the “Fund Raising Committee Resolutions”), approving the establishment of the program to issue the Notes (the “Program”);

(c)	a copy of an extract of the minutes of a meeting of the board of directors of the Bank held on 17 December 2015 (the “2015 Board Minutes”), delegating authority, inter alia, in relation to the Program to the Chief Executive Officer and the Group Finance Director acting alone or jointly;

(d)	a copy of an extract of the minutes of a meeting of the board of directors of the Bank held on 15 December 2016 (the “2016 Board Minutes”), delegating authority, inter alia, in relation to the Program to the Chief Executive Officer and the Group Finance Director acting alone or jointly;

(e)	a copy of an extract of the resolutions of the board of directors of the Bank passed on 28 March 2018 (the “2018 Board Minutes”), delegating authority, inter alia, in relation to the Program to the Chief Executive Officer and the Chief Finance Officer acting alone or jointly;

(f)	a copy of the May 2022 Written Approval pursuant to which, among other things, the Chief Finance Officer approved the proposals whereby the Bank may issue the Notes from time to time under the Program; and

(g)	a copy of the Written Approval dated 20 February 2018 (the “February 2018 Written Approval”) pursuant to which, among other things, the Group

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Barclays Bank PLC

Finance Director approved the proposals whereby the Bank may enter into the Supplemental Indenture;

in each case certified to be a true and complete copy by the Bank Assistant Secretary; and

5.	a copy of a certificate of Shilpa Akella, a Managing Director of the Bank (the “Officer’s Certificate”) given on 14 July 2023.

Except as stated above we have not examined any contracts, instruments or other documents entered into by any party in respect of the Transaction or any corporate records of any party in respect of the Transaction and have not made any other enquiries concerning the Transaction or the parties thereto.

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Barclays Bank PLC

SCHEDULE 2

ASSUMPTIONS

For the purposes of this opinion, we have assumed:

1.	all documents submitted to us as originals are authentic and complete;

2.	all documents submitted to us as copies, whether in physical or electronic form, conform to authentic, complete originals and, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

3.	all signatures (whether in physical or electronic form), stamps and seals on all documents that we reviewed are genuine and the person who affixed any signature (whether in physical or electronic form), or authorised the attachment and release of such signature, to any document is the person whose signature it purports to be or a person who had the authority of the person whose signature it purports to be to do so;

4.	none of the Notes have been executed as a deed;

5.	in relation to the Bank:

(a)	that the Certificates of Incorporation in the form referred to in paragraph 2 of Schedule 1 to this opinion are in force on the date of this opinion and the Articles in the form referred to in paragraph 3 of Schedule 1 to this opinion were in force at the date and time of the establishment of the Program and are in force on the date hereof;

(b)	that the 1994 Board Minutes, the Fund Raising Committee Resolutions, the 2015 Board Minutes, the 2016 Board Minutes, the 2018 Board Minutes, the February 2018 Written Approval and the May 2022 Written Approval referred to in paragraph 4 of Schedule 1 to this opinion are complete and correct, and that no amendment has been made thereto;

(c)	that the meetings of the board of directors of the Bank referred to in the 1994 Board Minutes, the 2015 Board Minutes, the 2016 Board Minutes and the 2018 Board Minutes, respectively, were properly constituted and convened, that all relevant policies and procedures of the Bank, including the terms of any delegation of authority to the Fund Raising Committee, the Chief Executive Officer, the Group Finance Director, the Chief Finance Officer and the Treasury Committee of the Bank, were complied with, that a quorum of properly appointed directors of the Bank (holding the necessary offices and meeting the other requirements for the purposes of forming a quorum) was present throughout the relevant meetings, that the resolutions referred to in the 1994 Board Minutes, the 2015 Board Minutes, the 2016 Board Minutes and the 2018 Board Minutes were properly passed, that all relevant provisions of the applicable United Kingdom Companies Act and the articles of association of the Bank in force on the date thereof were duly observed, and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

(d)	that the Fund Raising Committee Resolutions were properly passed as written resolutions in accordance with the articles of association of the Bank in force on the date thereof, that all eligible directors of the Bank (holding the

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Barclays Bank PLC

necessary offices and being all the directors of the Bank who would have been entitled to vote on the matter had it been proposed as a resolution at a directors’ meeting (but excluding any director whose vote is not to be counted in respect of the particular matter)) have signed one or more copies of the Fund Raising Committee Resolutions or otherwise indicated agreement in writing to such Fund Raising Committee Resolutions, that all relevant policies and procedures of the Bank were complied with, that all relevant provisions of the applicable United Kingdom Companies Act and the articles of association of the Bank in force on the date thereof were duly observed, and that such resolutions have not been amended, revoked or rescinded and are in full force and effect;

(e)	that the May 2022 Written Approval of the Chief Finance Officer of the Bank and the February 2018 Written Approval of the Group Finance Director referred to in paragraph 4 of Schedule 1 to this opinion were duly given and have not been amended, revoked or rescinded and are in full force and effect;

(f)	each of the statements contained in the Secretary’s Certificate and the Officer’s Certificate is true and correct as at the date hereof;

6.	the issue of the Notes, from time to time, does not fall to be designated in the consolidated balance sheet of Barclays PLC and its subsidiaries as undated or dated loan capital (or a corresponding designation);

7.	the directors of the Bank acted in good faith and in accordance with their duties under all applicable laws and the Articles in authorising execution of the Notes;

8.	the information revealed by our search of the entries shown on an online search at Companies House in England and Wales on 13 July 2023 with respect to the Bank (the “Company Search”) (i) was accurate in all respects and has not since the time of such search been altered, and (ii) was complete and included all relevant information which should properly have been submitted to the Registrar of Companies;

9.	the information revealed by the results of a telephone search with the Companies Court in London of the Central Registry of Winding Up Petitions on 13 July 2023 with respect to the Bank (the “Central Registry Search”) was accurate in all respects and has not since the time of such enquiry been altered;

10.	no foreign law which may apply with respect to the Notes or the transactions and matters contemplated thereby would be such as to affect any of the conclusions stated herein; and

11.	all consents, licenses, approvals, authorisations, registrations, notices or filings which are necessary under any applicable laws in order to permit the execution and delivery of the Notes or the performance of the Bank’s obligations thereunder, or otherwise in connection therewith, have been made or obtained.

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Barclays Bank PLC

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.	The Company Search is not capable of revealing conclusively whether or not, inter alia, (i) a winding-up order has been made or a resolution passed for the winding up of a company; or (ii) an administration order has been made; (iii) a receiver, administrative receiver, administrator or liquidator has been appointed; or (iv) a court order has been made under the Cross-Border Insolvency Regulations 2006, since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the electronic records of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court.

2.	The Central Registry Search relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court; (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order; and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted.

3.	This opinion is subject to all applicable laws relating to (a) the effect on the Bank of the Banking Act 2009 or any secondary measure thereunder and (b) bankruptcy, insolvency, liquidation, administration, voluntary arrangement, scheme of arrangement, moratorium, reorganisation, rescheduling, fraudulent transfer, preference, transactions at undervalue or other laws of general application relating to or affecting the rights of creditors.

4.	Legislation, treasury rules and other laws and regulations in England and Wales restrict or prohibit payments, transactions and dealings with assets and individuals or entities having a proscribed connection with certain countries or subject to international sanctions or associated with terrorism.

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